As submitted to the Securities and Exchange Commission on July 31, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEALTHEQUITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	52-2383166
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15 W. Scenic Pointe Dr.

Ste. 100

Draper, UT 84020

(877) 694-3942

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

HealthEquity, Inc. 2003 Stock Plan

HealthEquity, Inc. 2003 Director Stock Plan

HealthEquity, Inc. 2005 Stock Plan

HealthEquity, Inc. 2006 Stock Plan

HealthEquity, Inc. 2009 Stock Plan

HealthEquity, Inc. 2014 Equity Incentive Plan

(Full titles of the plans)

Jon Kessler

President and Chief Executive Officer

15 W. Scenic Pointe Dr.

Ste. 100

Draper, UT 84020

(877) 694-3942

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Gordon R. Caplan, Esq.

Michael A. Katz, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share
-2003 Stock Plan	106,025 shares(2)	$1.51(3)	$160,098(3)	$21
-2003 Director Stock Plan	326,250 shares(4)	$1.64(5)	$535,050(5)	$69
-2005 Stock Plan	763,125 shares(6)	$1.26(7)	$961,538(7)	$124
-2006 Stock Plan	363,500 shares(8)	$1.28(9)	$465,280(9)	$60
-2009 Stock Plan	3,092,880 shares(10)	$2.08(11)	$6,433,190(11)	$829
-2014 Equity Incentive Plan	2,600,000 shares(12)	$13.47(13)	$35,016,100(13)	$4,511
Total	7,251,780 shares			$5,614

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the HealthEquity, Inc. 2003 Stock Plan (the “2003 Plan”) as of the date of this Registration Statement. The 2003 Plan expired on December 31, 2013; no further stock award grants will be made under the 2003 Plan and shares are no longer available for the grant of stock awards under the 2003 Plan.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 106,025 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2003 Plan are calculated using a weighted average exercise price of $1.51 per share based on exercise prices for such outstanding stock options ranging from $1.10 to $2.50 per share.
(4)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2003 Director Stock Plan (the “2003 Director Plan”) as of the date of this Registration Statement. The 2003 Director Plan expired on December 31, 2013; no further stock award grants will be made under the 2003 Director Plan and shares are no longer available for the grant of stock awards under the 2003 Director Plan.
(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 326,250 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2003 Director Plan are calculated using a weighted average exercise price of $1.64 per share based on exercise prices for such outstanding stock options ranging from $1.10 to $2.50 per share.
(6)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2005 Stock Plan (the “2005 Stock Plan”) as of the date of this Registration Statement. As of January 30, 2014, no additional stock awards could be granted under the 2005 Stock Plan.
(7)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 763,125 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2005 Plan are calculated using a weighted average exercise price of $1.26 per share based on exercise prices for such outstanding stock options ranging from $1.10 to $2.25 per share.
(8)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2006 Stock Plan (the “2006 Stock Plan”) as of the date of this Registration Statement. As of January 30, 2014, no additional stock awards could be granted under the 2006 Stock Plan.
(9)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 363,500 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2006 Plan are calculated using a weighted average exercise price of $1.28 per share based on exercise prices for such outstanding stock options ranging from $1.10 to $2.50 per share.
(10)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2009 Stock Plan (the “2009 Stock Plan”) as of the date of this Registration Statement. As of January 30, 2014, no additional stock awards could be granted under the 2009 Stock Plan.
(11)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 3,092,880 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2009 Plan are calculated using a weighted average exercise price of $2.08 per share based on exercise prices for such outstanding stock options ranging from $1.10 to $2.50 per share.
(12)	Represents shares of Common Stock reserved for future issuance under the Registrant’s 2014 Equity Incentive Plan (the “2014 Plan”) and reserved for issuance pursuant to awards outstanding under the 2014 Plan as of the date of this Registration Statement. The 2014 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2014 Plan on February 1st of each year, from February 1, 2015 through February 1, 2024. The number of shares added each year will be equal to: (a) 3% of the total number of shares of Common Stock outstanding on January 31st of the preceding fiscal year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors for the applicable year.
(13)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act. With respect to stock options outstanding prior to the initial public offering of the Common Stock, the proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 1,977,000 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2014 Plan are calculated using a weighted average exercise price of $13.30 per share based on exercise prices for such outstanding stock options ranging from $4.50 to $14.00 per share. With respect to the 623,000 Common Stock reserved for future grants of awards, the proposed maximum aggregate offering price per share and proposed maximum aggregate offering price is based on the price per share of Common Stock in the initial public offering of the Common Stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2014 pursuant to Rule 424(b) under the Securities Act.

Securities	Amounts to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Registration Fee
Common Stock, par value $0.0001 per share, issuable upon the exercise of outstanding options granted under the 2014 Equity Incentive Plan	1,977,000	$13.30	$26,294,100	$3,387
Common Stock, par value $0.0001 per share, reserved for future grant under the 2014 Equity Incentive Plan	623,000	$14.00	$8,722,000	$1,124
Total	2,600,000		$35,016,100	$4,511

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 are omitted from this Registration Statement in accordance with Rule 428 under the United States Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 and will be delivered to participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPROATION OF DOCUMETNS BY REFERENCE

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a)	The Registrant’s prospectus filed on July 31, 2014 pursuant to Rule 424(b)(1) under the Securities Act, relating to the registration statement on Form S-1 originally filed on June 10, 2014, as amended (File No. 333-196645).

(b)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed on July 25, 2014 (File No. 001-36568) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c)	All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. The Registrant’s bylaws also provide that the Registrant is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under the provisions of Delaware law. However, Delaware law prohibits the Registrant’s certificate of incorporation from limiting the liability of the Registrant’s directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements with each of its directors and officers and some of its employees. With specified exceptions, these agreements provide for the indemnification of such persons for related expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on July 31, 2014.

HEALTHEQUITY, INC.

By:	/s/ Jon Kessler
Name:	Jon Kessler
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jon Kessler, Stephen D. Neeleman and Darcy Mott, and each of them, as attorney-in-fact with full power of substitution and re- substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jon Kessler	President, Chief Executive Officer and	July 31, 2014
Jon Kessler	Director

/s/ Darcy Mott	Executive Vice President and Chief Financial Officer	July 31, 2014
Darcy Mott	(Principal Financial and Accounting Officer)

/s/ Stephen D. Neeleman, M.D. Stephen D. Neeleman, M.D.	Director	July 31, 2014

/s/ Frank T. Medici Frank T. Medici	Director	July 31, 2014

/s/ Ian Sacks Ian Sacks	Director	July 31, 2014

/s/ Frank A. Corvino Frank A. Corvino	Director	July 31, 2014

/s/ Michael O. Leavitt Michael O. Leavitt	Director	July 31, 2014

/s/ Manu Rana Manu Rana	Director	July 31, 2014

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Form of Common Stock Certificate.	S-1/A	333-196645	4.1	July 16, 2014

5.1	Opinion of Willkie Farr & Gallagher LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on signature page of this Form S-8).					X

99.1	HealthEquity, Inc. 2014 Equity Incentive Plan, as amended and restated, and Form of Award Agreement.	S-1/A	333-196645	10.3	July 16, 2014

99.2	HealthEquity, Inc. 2009 Stock Plan and Form of Stock Option Agreement.	S-1/A	333-196645	10.4	July 24, 2014

99.3	HealthEquity, Inc. 2006 Stock Plan and Form of Stock Option Agreement.	S-1	333-196645	10.5	June 10, 2014

99.4	HealthEquity, Inc. 2005 Stock Plan and Form of Stock Option Agreement.	S-1	333-196645	10.6	June 10, 2014

99.5	HealthEquity, Inc. 2003 Director Stock Plan and Form of Stock Option Agreement.	S-1	333-196645	10.7	June 10, 2014

99.6	HealthEquity, Inc. 2003 Stock Plan and Form of Stock Option Agreement.	S-1	333-196645	10.8	June 10, 2014